Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Variable Annuity Trust:

We consent to the use of our reports, dated February 12, 2010, with respect to the financial statements of the Evergreen VA Omega Fund, Evergreen VA Special Values Fund, Evergreen VA Growth Fund, Evergreen VA International Equity Fund, and Evergreen VA Fundamental Large Cap Fund as of December 31, 2009, and our report, dated February 26, 2010, with respect to the financial statements of the Evergreen VA Core Bond Fund as of December 31, 2009, each a series of the Evergreen Variable Annuity Trust, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

April 23, 2010